EXHIBIT 8.1

[Vinson & Elkins L.L.P. Letterhead]

September 28, 2006

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Re:
Merger of Pacific Energy Partners, L.P. with and into Plains All American Pipeline, L.P.

Ladies and Gentlemen:

        We have acted as counsel to you in connection with (i) the merger (the "Merger") contemplated by the Merger Agreement, dated as of June 11, 2006 (the "Merger Agreement"), by and among Plains All American Pipeline, L.P. ("Plains"), Plains AAP, L.P., Plains All American GP, LLC, Pacific Energy Partners, L.P. ("Pacific"), Pacific Energy Management LLC and Pacific Energy GP, LP and (ii) the registration statement on Form S-4, as amended (File no. 333-135712) (the "Registration Statement") filed by Plains relating to the Merger. In connection therewith, you have requested our opinion as to certain federal income tax matters relating to Plains and its unitholders.

        In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (1) the accuracy of the representations, statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Merger (as if made as of such time), (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) the accuracy of the representations made by Plains and Pacific with respect to certain factual matters (including the representations set forth in the letters dated August 18, 2006) and have assumed that such representations will be accurate and complete as of the closing date of the Merger (as if made as of such time), and (4) financial information provided to us by you and Pacific.

        Based on the foregoing, under currently applicable U.S. federal income tax law (i) none of Plains, its general partner or its subsidiaries will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by Plains unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (iii) 90% of the combined gross income of Pacific and Plains for the most recent four complete calendar quarters ending before the closing date of the Merger for which the necessary financial information is available are from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code, and (iv) unless otherwise noted in such discussion, the description of the law and the legal conclusions set forth in the discussion under the caption "Material Federal Income Tax Consequences" in the Registration Statement relating to the consequences of the Merger to Plains and its unitholders and of the holding of Plains units constitutes our opinion as to the material federal income tax consequences of the Merger to Plains and its unitholders and of the holding of Plains units.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.